                                                                    Exhibit 1


                       ERP OPERATING LIMITED PARTNERSHIP
                       (an Illinois limited partnership)
                        7.57% Notes due August 15, 2026

                                TERMS AGREEMENT
                                ---------------


                                                          Dated:  August 8, 1996

To:  ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois 60606

Attention:

Ladies and Gentlemen:

     We understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $150,000,000 aggregate principal amount of its 7.57% Notes due August 15, 2026 (the "Notes") (such Notes being hereinafter also referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities set forth below opposite their respective names, to the extent any are purchased, at the purchase price set forth below.


                                           Principal Amount of
              Underwriter                Underwritten Securities
              -----------                -----------------------
Merrill Lynch, Pierce, Fenner & Smith           $105,000,000
            Incorporated
Alex. Brown & Sons Incorporated                   22,500,000
J.P. Morgan Securities Inc.                       22,500,000
                                                ____________
Total                                           $150,000,000
                                                ============

          The Underwritten Securities shall have the following terms:
                        7.57% Notes due August 15, 2026

TITLE OF SECURITIES:  7.57% Notes due August 15, 2026 ("Notes").
CURRENCY:  U.S. Dollars.
PRINCIPAL AMOUNT TO BE ISSUED:  $150,000,000.
CURRENT RATINGS: Moody's Investors Service, Inc. Baa2; Standard & Poor's Corporation BBB; Duff & Phelps BBB+
INTEREST RATE OR FORMULA:  7.57%.
INTEREST PAYMENT DATES: February 15 and August 15 of each year, beginning on February 15, 1997.
STATED MATURITY DATE:  August 15, 2026.
REDEMPTION OR REPAYMENT PROVISIONS: The Underwritten Securities may be redeemed at the option of the holders, and ERP may redeem the Underwritten Securities, as set forth below.
DELAYED DELIVERY CONTRACTS:  Not authorized.
INITIAL PUBLIC OFFERING PRICE: 100% plus accrued interest, if any, from August 13, 1996.
PURCHASE PRICE:  99.3% payable in same day funds.
ADDITIONAL CO-MANAGERS, IF ANY: Alex. Brown & Sons Incorporated and J.P. Morgan & Co.
OTHER TERMS: The Underwritten Securities shall be in the form of Annex B attached hereto. Additional covenants: ERP is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ERP.
CLOSING DATE AND LOCATION:   August 13, 1996, Rosenberg & Liebentritt, P.C., Two
North Riverside Plaza, Suite 1515, Chicago, Illinois  60606


     All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership--Debt Securities--Purchase Agreement" (the "Purchase Agreement") are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Purchase Agreement are used herein as therein defined unless otherwise indicated.

     The Purchase Agreement is hereby amended as follows:

          (i) References to "Grant Thornton" shall be deleted in their entirety and the following text inserted in lieu thereof: "the Company's independent public accountants";

          (ii) References to "Barack, Ferrazzano, Kirschbaum & Perlman" as counsel to ERP shall be replaced by "Rosenberg & Liebentritt, P.C.";

          (iii) The first sentence in the first full paragraph appearing on page 3 of the Purchase Agreement shall be deleted in its entirety and the following sentence inserted in lieu thereof: "ERP owns all of the issued and outstanding shares of preferred stock of Equity Residential Properties Management Corp., a Delaware corporation, Equity Residential Properties Management Corp. II, a Delaware corporation, and Equity Residential Properties Management Corp. III, a Delaware corporation (collectively, the "Management Corporations")";

          (iv) Subsection 1(a)(vii) and 1(a)(viii) shall be amended so that, in each case where the word "partnership" appears, the following text shall follow immediately thereafter: ",limited liability company";

          (v) Subsection 1(a)(ix) shall be amended so that immediately following the words "capital stock" in the first line of such subsection, the following text shall be added: ",limited liability company interests";

          (vi) Subsection 1(a)(xxi) shall be amended so that immediately following the words "partnership agreement" appearing in the second line of such subsection, the following text shall be added: "limited liability company agreement,";

          (vii) Subsection 1(a)(xxvii) shall be amended so that immediately following the words "partnership agreements" appearing in the first line of such subsection, the following text shall be added: "and limited liability company agreements";

          (viii)  Subsection 5(b)(1)(ii) shall be amended so that the text
", limited liability company interests" shall be inserted immediately after the words "capital stock" in each case where such words appear in such subsection;

          (ix)    Subsection 5(b)(1)(vi) shall be amended so that the text
", limited liability company agreement" shall be inserted immediately after the words "partnership agreement" in the 7th line of such subsection; and

          (x) Subsection 5(b)(1)(xii) shall be amended to delete in their entirety the words "Form 10 under Item 8 ("Legal Proceedings") and Item 10 ("Recent Sales of Unregistered Securities")" and to insert in lieu thereof, the following text: "most recent report on Form 10-K or Form 10-Q, as the case may be, under the caption 'Legal Proceedings'".

REPAYMENT AT THE OPTION OF HOLDERS.
- ----------------------------------

     The Notes may be repaid on August 15, 2006, at the option of the registered holders at 100% of their principal amount together with accrued interest to August 15, 2006. In order for a holder to exercise this option, ERP must receive at its office or agency in New York, New York, during the period beginning on June 16, 2006, and ending at 5:00 p.m. (New York City time) on July 16, 2006 (or, if July 16, 2006 is not a Business Day, the next succeeding Business Day), the Note with the form entitled "Option to Elect Repayment on August 15, 2006" on the Note duly completed. Any such notice received by ERP during the period beginning on June 16, 2006, and ending at 5:00 p.m. (New York City time) on July 16, 2006, shall be irrevocable. The repayment option may be exercised for less than the entire principal amount of the Notes held by each such holder, so long as the principal amount that is to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by ERP, whose determination will be final and binding.


OPTIONAL REDEMPTION.
- -------------------

     ERP may redeem the Underwritten Securities, at any time after August 15, 2006, in whole or from time to time in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Underwritten Securities (the "Redemption Price"). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such person to be redeemed.


DEFINITIONS.  As used herein,
- -----------

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Underwritten Securities, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Underwritten Securities being redeemed or paid.

"Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by ERP.

"Subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company interests or partnership interests, as the case may be, of which is owned, directly or indirectly, by ERP or by one or more other Subsidiaries of ERP. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ERP and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

"Unsecured Debt" means Debt of ERP or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the Properties.

Please accept this offer no later than five o'clock p.m. (New York City time) on August 8, 1996 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                  Very truly yours


                                  MERRILL LYNCH, PIERCE, FENNER
                                     & SMITH INCORPORATED
                                  ALEX. BROWN & SONS
                                     INCORPORATED
                                  J.P. MORGAN SECURITIES INC.

                                  By:  MERRILL LYNCH, PIERCE, FENNER
                                     & SMITH INCORPORATED
                                  (acting on behalf of itself and the other
                                  Underwriters named above)


                                  By:  /s/  Andrew Jonas
                                       -------------------------------
                                       Andrew Jonas, Vice President



Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
      not individually but as General Partner

     By:    /s/  David J. Neithercut
            ------------------------
            Name: David J. Neithercut
            Title: Executive Vice-President